Exhibit 3.1

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK

of

Imunon, Inc.

a Delaware corporation

Pursuant to Section 151 of the Delaware General Corporation Law

The undersigned, Stacy R. Lindborg, hereby certifies that:

1.	She is the duly elected Chief Executive Officer of Imunon, Inc., a Delaware corporation (“Corporation”).

2.	A resolution was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on May 29, 2026 authorizing and approving the Certificate of Designation of Preferences and Rights of Series A Preferred Stock of the Corporation set forth below.

3.	No shares of Series A Preferred Stock have been issued as of the date hereof.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes her act and deed and that the facts stated herein are true.

Imunon, Inc.

By:	/s/ Stacy R. Lindborg
Name:	Stacy R. Lindborg
Title:	Chief Executive Officer
Dated:	June 1, 2026

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK

of

Imunon, Inc.

a Delaware corporation

The undersigned Chief Executive Officer of Imunon, Inc. (“Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that, pursuant to the authority contained in the Corporation’s Certificate of Incorporation (“Certificate”) and pursuant to Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized preferred stock designated as the Series A Preferred Stock as follows:

FIRST: The Certificate, as amended, authorizes the issuance by the Corporation of 350,000,000 shares of common stock, par value of $0.01 per share (“Common Stock”) and 100,000 shares of preferred stock, par value of $0.01 per share (“Preferred Stock”), and further, authorizes the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and to designate the rights, preferences and limitations of each series.

SECOND: By unanimous written consent of the Board dated May 29, 2026, the Board designated four hundred (400) shares of the Preferred Stock as Series A Preferred Stock, par value $0.01 per share, pursuant to a resolution providing that a series of Preferred Stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES A PREFERRED STOCK

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have meanings set forth in Section 13 below.

Section 2. Powers and Rights of Series A Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series A Preferred Stock, par value $0.01 per share, of the Corporation (the “Series A Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series A Stock shall be as set forth in this Certificate of Designation of Preferences and Rights of Series A Stock (this “Certificate of Designation”). For purposes hereof, a holder of a share or shares of Series A Stock, with respect to their rights as related to the Series A Stock, shall be referred to as a “Series A Holder.”

Section 3. Number and Stated Value. The number of authorized shares of the Series A Stock is four hundred (400) shares. Each share of Series A Stock shall have a stated value of $12,000.00 (the “Stated Value”).

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Section 4. Ranking. Except to the extent that the holders of at least a majority of the outstanding Series A Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of capital stock of the Corporation shall be junior in rank to all Series A Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be qualified by the rights, powers, preferences and privileges of the Series A Stock. Without limiting any other provision of this Certificate of Designation, without the prior written consent of the Required Holders, voting separately as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series A Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), or (ii) of pari passu rank to the Series A Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”). In the event of the merger or consolidation of the Corporation with or into another corporation wherein the Corporation is the surviving entity, the shares of Series A Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall provide for a result inconsistent therewith, subject to the other terms and conditions herein.

Section 5. Preferred Return.

(a)	Each share of Series A Stock shall accrue a rate of return on the Stated Value at the rate of eight percent (8%) per annum, to be determined pro rata for any fractional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series A Stock from the Issuance Date of such share, and shall be payable or otherwise settled as set forth herein. Following the occurrence of an Event of Default (as defined below), the Preferred Return will increase to the lesser of fifteen percent (15%) per annum or the maximum rate permitted under applicable law.

(b)	The Preferred Return shall compound daily and be payable on a quarterly basis, within five (5) Business Days following the end of each calendar quarter, either in cash or via the issuance to the applicable Series A Holder of an additional number of shares of Series A Stock equal to (i) the Preferred Return then accrued and unpaid, divided by (ii) the $10,000 per share purchase price for the Series A Stock, with the election as to payment in cash or via the issuance of additional shares of Series A Stock to be determined in the discretion of the Corporation.

(c)	In the event that the Corporation elects to pay any Preferred Return via the issuance of shares of Series A Stock, no fractional shares of Series A Stock shall be issued, and the Corporation shall pay in cash the portion of such Preferred Return that would otherwise be payable via the issuance of a fractional share of Series A Stock.

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Section 6. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each share of Series A Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Stock equal to the Stated Value at such time plus any accrued but unpaid Preferred Return (as applicable, the “Series A Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A Preferred Liquidation Amount, the Series A Holders with respect to their shares of Series A Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Series A Preferred Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its stockholders, the Series A Stock shall not participate in such distributions.

Section 7. No Conversions. The Series A Stock shall not be convertible into shares of Common Stock or into any other class or series of stock of the Corporation.

Section 8. Corporation Optional Redemption.

(a)	Subject to the terms and conditions herein, at any time the Corporation may elect, in the sole discretion of the Board, to redeem all or any portion of the Series A Stock then issued and outstanding from all of the Series A Holders (a “Corporation Optional Redemption”) by paying to the applicable Series A Holders an amount in cash equal to the Series A Preferred Liquidation Amount then applicable to such shares of Series A Stock being redeemed in the Corporation Optional Redemption multiplied by one hundred ten percent (110%) (the “Redemption Price”). For the avoidance of doubt, any redemption made in connection with a Fundamental Transaction will be made at the Redemption Price.

(b)	The Corporation shall provide written notice of any Corporation Optional Redemption to the Series A Holder(s) within five (5) Business Days following the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed within five (5) Business Days following the delivery of such notice, and at such time the Corporation shall deliver to the Series A Holder(s) the Redemption Price in valid funds. Each Series A Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption.

Section 9. Dividends and Distributions. The Series A Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock.

Section 10. Vote; Amendment.

(a)	Other than as set forth in Section 10(b), the Series A Stock shall not have any voting rights and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote.

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(b)	The Corporation may not, and shall not, amend or repeal this Certificate of Designation without the prior written consent of Series A Holders holding a majority of the Series A Stock then issued and outstanding, in which vote each share of Series A Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series A Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 11. Covenants. Until such time as no shares of Series A Stock remain outstanding, the Corporation and any subsidiary (to the extent applicable) will at all times comply with the following covenants:

(a)	The Corporation will timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to the Corporation, as required in accordance with Rule 144 of the Securities Act, is publicly available, and will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(b)	The Corporation will cause the Common Stock to be listed or quoted for trading on any of NYSE, NYSE American or Nasdaq.

(c)	The Corporation will not issue any new shares of Series A Stock to anyone other than the initial holder of Series A Stock without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(d)	The Corporation will not increase the authorized shares of Common Stock or Preferred Stock without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(e)	The Corporation will ensure that trading in the Common Stock will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on the Corporation’s principal trading market.

(f)	The Corporation will not make any Restricted Issuance without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(g)	The Corporation shall not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Corporation (i) from entering into a variable rate transaction with any Series A Holder or any Affiliate of any Series A Holder, or (ii) from issuing Common Stock, Preferred Stock, warrants, convertible notes, other debt securities, or any other of the Corporation’s securities to any Series A Holder or any Affiliate of any Series A Holder.

(h)	With the exception of Permitted Liens, the Corporation will not pledge or grant a security interest in any of its assets without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

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(i)	The Corporation will not, and will not enter into any agreement or commitment to, dispose of any assets or operations that are material to the Corporation’s operations without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(j)	The Corporation will not, and will not enter into any agreement or commitment to, undertake or complete any reverse split of the Common Stock or any class of Preferred Stock without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion. Such consent may not be unreasonably withheld.

(k)	The Corporation will not, and will not enter into any agreement or commitment to, create, authorize, or issue any class of Preferred Stock (including additional issuances of Series A Stock) without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(l)	The Corporation will not consummate a Fundamental Transaction or enter into an agreement to consummate a Fundamental Transaction without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

Section 12. Covenant Default.

(a)	Event of Default. The Required Holders may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing:

(i)	The Corporation fails to fully comply with any covenant, obligation or agreement of the Corporation in this Certificate of Designation (other than payment or issuance defaults which are addressed in subparagraph (ii) below), or a breach of any covenant owed to any Series A Holder in any other agreement between the Corporation and such Series A Holder,) and such failure, if known to the Required Holders and reasonably possible of cure, is not cured within five (5) Business Days following receipt of notice to cure from the Required Holders;

(ii)	The Corporation fails to pay any amount due and payable to the Series A Holders pursuant to and as required by this Certificate of Designation, or fails to issue any additional shares of Series A Stock to the Series A Holders pursuant to and as required by this Certificate of Designation, and such failure, if known to the Series A Holders and reasonably possible of cure, is not cured within five (5) Business Days following receipt of notice to cure from the Required Holders;

(iii)	The Corporation shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) make a general assignment for the benefit of the Corporation’s creditors; or (3) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute; or

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(iv)	a proceeding or case shall be commenced, without the application or consent of the Corporation, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days, if in the United States, or ninety (90) days, if outside of the United States; or an order for relief against the Corporation shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar law of any jurisdiction.

(b)	Consequences of Events of Default. Upon the occurrence of an Event of Default, the Stated Value will automatically increase by fifteen percent (15%) (the “Default Effect”). The Default Effect may be applied up to three (3) times for three (3) separate Events of Default. If an Event of Default has occurred (i) the Required Holders may, by notice to the Corporation, force the Corporation to redeem all of the issued and outstanding shares of Series A Stock then held by the Series A Holders for a price equal to (1) the Stated Value of all such shares of Series A Stock; plus (2) any accrued and unpaid Preferred Return with respect to all such shares of Series A Stock, with such Preferred Return to be paid in cash and not via the issuance of additional shares of Series A Stock; plus (3) any and all other amounts due and payable to the Series A Holders pursuant to this Certificate of Designation; (ii) the Series A Holders shall have the right to pursue any other remedies that the Required Holders may have under applicable law and/or in equity; and (iii) the Series A Holders shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting the Corporation from issuing any of its Common Stock or Preferred Stock to any party unless all the shares of Series A Stock owned by the Series A Holders are redeemed in full simultaneously with such issuance.

(c)	Expenses. In the event that any Series A Holder incurs expenses in the enforcement of its rights hereunder, including but not limited to reasonable attorneys’ fees, then the Corporation shall immediately reimburse such Series A Holder the reasonable and documented costs thereof.

Section 13. Definitions. In addition to the terms defined elsewhere in this Certificate of Designation, the following terms, as used herein, have the following meanings:

(a)	“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, the specified Person.

(b)	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

(c)	“Control” means (i) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by contract or otherwise, or (iii) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

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(d)	“Equity Securities” means Common Stock of the Corporation, Preferred Stock of the Corporation and any option, warrant, or right to subscribe for, acquire or purchase Common Stock or Preferred Stock.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f)	“Fundamental Transaction” means that (i) (A) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not the Corporation or any of its subsidiaries is the surviving corporation) any other person or entity, (B) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (C) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of voting stock of the Corporation (not including any shares of voting stock of the Corporation held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (D) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than fifty percent (50%) of the outstanding shares of voting stock of the Corporation (not including any shares of voting stock of the Corporation held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (E) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Common Stock, (F) the Corporation transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with the Corporation, or (G) the Corporation pays or makes any monetary or non-monetary dividend or distribution to its stockholders; or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Corporation.

(g)	“Issuance Date” means the date that the applicable shares of Series A Stock are issued to a Series A Holder.

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(h)	“Liabilities” means liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or un-matured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.

(i)	“Permitted Liens” means (a) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) Liens in favor of Investor under the Security Agreement or arising under the other Transaction Documents or any prior agreements between Company and Investor; and (c) Liens consented to in writing by Investor; “Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the UCC or comparable law of any jurisdiction; “Investor” means Streeterville Capital, LLC; and “Transaction Documents” means (i) this Certificate of Designation, (ii) the following documents by and between the Corporation and the Investor: (a) Securities Purchase Agreement, (b) Secured Promissory Note A-1, (c) Secured Promissory Note B, and (d) the Security Agreement (the “Security Agreement”); (ii) the Deposit Account Control Agreement by and among Lakeside Bank, the Investor and IMNN Holdings, LLC; and (iii) the Guaranty by CLSN Laboratories, Inc. and IMNN Holdings, LLC.

(j)	“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(k)	“Restricted Issuance” means the (i) the issuance, incurrence or guaranty of any debt or additional Liabilities other than trade payables incurred in the ordinary course of business, (ii) the issuance of (a) any Equity Securities of the Corporation, including, without limitation any Common Stock or any class or series of Preferred Stock; or (b) any securities that are convertible into or exchangeable for shares of Common Stock or any class or series of Preferred Stock, other than in each of the foregoing clauses (i) and (ii), for any such issuances or sales to a Series A Holder as contemplated in this Certificate of Designation or otherwise to a Series A Holder or any of its Affiliates. For the avoidance of doubt, the issuance of Common Stock under, pursuant to, in exchange for or in connection with any contract or instrument, whether convertible or not, is deemed a Restricted Issuance for purposes hereof if the number of shares of Common Stock to be issued is based upon or related in any way to the market price of the Common Stock, including, but not limited to, Common Stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. Notwithstanding anything to the contrary in the foregoing, “Restricted Issuance” shall not include (i) Common Stock issued pursuant to “at-the-market” trading (ATM) facilities provided that, the total combined proceeds received by the Corporation from such ATM facilities may not exceed $10,000,000; and (ii) any issuance of Common Stock, restricted stock units, options, warrants or other equity awards to Company employees and non-employee directors for compensatory purposes.

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(l)	“SEC” means the United States Securities and Exchange Commission.

(m)	“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 14. Miscellaneous.

(a)	Legend. Any certificates representing the Series A Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b)	Uncertificated Shares Lost or Mutilated Series A Stock Certificate. The Series A Stock shall be issued to each Series A Holder in uncertificated (book entry) form by the stock transfer agent of the Corporation unless a Series A Holder requests such Series A Stock be issued to such Series A Holder in certificated form. If any certificate for the Series A Stock held by the Series A Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series A Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	Interpretation. If the Corporation or any Series A Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable and documented attorney’s fees and other reasonable and documented costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d)	Waiver. Any waiver by the Corporation or a Series A Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or a Series A Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(e)	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

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